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                                                                    Exhibit 10.8

                              AMENDED AND RESTATED
                     EMPLOYMENT AND NONCOMPETITION AGREEMENT
                               (H. Thomas Bryant)

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is executed as of this 4/th/ day of October, 2002, and effective as of the Closing Date (as defined in the Merger Agreement referred to below, the "Closing Date"), by and between Tempur World, Inc., a Delaware corporation (the "Company"), and
H. Thomas Bryant, an individual ("Employee").

                                    RECITALS

     Pursuant to the Agreement and Plan of Merger, dated as of October 4, 2002 (the "Merger Agreement"), among the Company, TWI Holdings, Inc., a Delaware corporation ("Parent"), TWI Acquisition Corp., a Delaware corporation ("Purchaser") and certain shareholders of the Company, on the Closing Date, the Purchaser will be merged into the Company, with the Company as the surviving corporation.

     The Company desires to continue to employ Employee from and after the Closing Date by amending and restating in its entirety the existing Employment Agreement dated as of June 18, 1999 between the Company and Employee (the "Former Agreement"), and Employee desires to continue to be employed by the Company in such manner, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Employee,

     IT IS HEREBY AGREED AS FOLLOWS:

                                    ARTICLE I

                                   EMPLOYMENT

     1.1 Term of Employment. Effective as of the Closing Date, the Company employs Employee, and Employee accepts employment by the Company, for the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, subject to earlier termination as hereinafter set forth in Article III (the "Employment Term"). Following the expiration of the Employment Term, the Employment Term shall be automatically renewed for successive one-year periods (collectively, the "Renewal Terms"; individually, a "Renewal Term") unless, at least 90 days prior to the expiration of the Employment Term or the then current Renewal Term, either party provides the other with a written notice of intention not to renew, in

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which case the Employee's employment with the Company, and the Company's obligations hereunder, shall terminate as of the end of the Employment Term or said Renewal Term, as applicable, provided however that Employee shall agree to continue his employment hereunder at the option of the Company for a period of 6 months following written notice by either party of intention to terminate or not to renew (other than any such written notice given within 90 days following a Change in Control). Except as otherwise expressly provided herein, the terms of this Agreement during any Renewal Term shall be the same as the terms in effect immediately prior to such renewal, subject to any such changes or modifications as mutually may be agreed between the parties as evidenced in a written instrument signed by both the Company and Employee. As used herein, "Change in Control" shall mean a change in the ownership of the Company, such that more than 50% of the equity securities of the Company are acquired by any person or group (as such terms are defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that does not own common stock of the Company on the Closing Date; provided, however, no Change in Control shall be deemed to occur (a) as a result of the consummation of the transactions contemplated by the Merger Agreement or (b) if such Change in Control is effected pursuant to any internal reorganization of the Company (including, by way of example, establishment of a new holding company for the Company) that does not result in a change of more than 50% of the ultimate equity ownership of the Company.

     1.2 Position and Duties. Employee shall be employed in the position of Executive Vice President or such other executive position as may be assigned from time to time by the Company's Chief Executive Officer. In such capacity, Employee shall be subject to the authority of, and shall report to, the Company's Chief Executive Officer. Employee's duties and responsibilities shall include all those customarily attendant to such position and such other duties and responsibilities as may be assigned by the Chief Executive Officer. Employee shall devote Employee's entire business time, loyalty, attention and energies exclusively to the business interests of the Company while employed by the Company, and shall perform his duties and responsibilities diligently and to the best of his ability.

                                   ARTICLE II

                         COMPENSATION AND OTHER BENEFITS

     2.1 Base Salary. The Company shall pay Employee an initial annual salary of $250,000.00 ("Base Salary"), payable in accordance with the normal payroll practices of the Company. The Employee's Base Salary will be reviewed and be subject to adjustment by the Board of Directors on or about January 1 of each year beginning with January 1, 2004.

     2.2 Performance Bonus. Employee will be eligible to earn an annual performance-based bonus based on a formula approved by the Company's Board of Directors and incorporated herein by this reference for each full or pro-rata portion of the fiscal year during which Employee is employed by the Company (a "Bonus Year"), the terms and conditions of which as well as Employee's entitlement thereto shall be determined annually in the sole discretion of the Company's Board of Directors (the "Performance Bonus"). The amount of the Performance

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Bonus will vary based on the achievement of performance criteria in the formula established by the Company's Board of Directors, but the formula will be set to target a Performance Bonus equal to 30% of Base Salary as of January 1/st/ of the Bonus Year if the performance criteria in the formula are met.

     2.3 Benefit Plans. Employee will be eligible to participate in the Company's retirement plans that are qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and in the Company's welfare benefit plans that are generally applicable to all executive employees of the Company (the "Plans"), in accordance with the terms and conditions thereof.

     2.4 Expenses. The Company shall reimburse Employee for all authorized and approved expenses incurred in the course of the performance of Employee's duties and responsibilities pursuant to this Agreement and consistent with the Company's policies with respect to travel, entertainment and miscellaneous expenses, and the requirements with respect to the reporting of such expenses.

     2.5 Automobile Allowance. The Company shall either pay to Employee an automobile allowance of $600.00 per month or provide Employee with an automobile for business and personal use.

     2.6 Vacation. Employee shall be entitled to vacation in any calendar year in accordance with the Company's general vacation policies for similarly situated executive employees.

     2.7 Grant of Stock Options. On or promptly following the Closing Date, Parent shall grant Employee options to purchase shares of the Class B-1 Voting Common Stock of Parent representing 0.900% of the fully-diluted common stock of Parent as of the Closing Date for a purchase price per share equal to the fair market value per share of Class B-1 Voting Common Stock of Parent (as determined by the Board of Directors of Parent), pursuant to a Stock Option Agreement between Parent and Employee. Such options shall vest on an annual basis in equal installments over a four-year period from the Closing Date. Such options, and any shares issued upon exercise of such options, shall be subject to certain termination and repurchase rights of the Parent upon termination of employment of Employee, and shall be subject to restrictions on transfer as set forth in the Stock Option Agreement, the Stock Repurchase Agreement attached thereto as an exhibit and the Stockholder Agreement among Parent and its stockholders.

                                   ARTICLE III

                                   TERMINATION

     3.1  Right to Terminate; Automatic Termination.

          (a) Termination by Company Without Cause. Subject to Section 3.2, the Company may terminate Employee's employment and all of the Company's obligations under this Agreement at any time and for any reason.

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          (b)  Termination by Employee for Good Reason. Subject to Section 3.2,
Employee may terminate his employment obligation hereunder (but not his obligation under Article IV hereof) for "Good Reason" (as hereinafter defined) if Employee gives written notice thereof to the Company (which notice shall specify the grounds upon which such notice is given) and the Company fails, within 30 days of receipt of such notice, to cure or rectify the grounds for such Good Reason termination set forth in such notice. "Good Reason" shall mean any of the following: (i) relocation of Employee's principal workplace over 60 miles from the Company's existing workplaces without the consent of Employee (which consent shall not be unreasonably withheld, delayed or conditioned), or
(ii) the Company's material breach of the Agreement which is not cured within 30 days after receipt by the Company from Employee of written notice of such breach.

          (c) Termination by Company For Cause. Subject to Section 3.2, the Company may terminate Employee's employment and all of the Company's obligations under this Agreement at any time "For Cause" (as defined below) by giving notice to Employee stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. "For Cause" shall mean any of the following: (i) Employee's willful and continued failure to substantially perform the reasonably assigned duties with the Company which are consistent with Employee's position and job description referred to in this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, after a written notice is delivered to Employee by the Board of Directors of the Company which specifically identifies the manner in which Employee has not substantially performed the assigned duties, (ii) Employee's willful engagement in illegal conduct which is materially and demonstrably injurious to the Company, (iii) Employee's conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony, or (iv) Employee's commission of an act of fraud, embezzlement, or misappropriation against the Company, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company's business. For purposes of this paragraph, no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, in knowing bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, expressly authorized by a resolution duly adopted by the Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated For Cause unless and until there shall have been delivered to Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before the Board), finding that in the good faith opinion of the Board of Directors Employee committed the conduct set forth above in (i), (ii),
(iii) or (iv) of this Section and specifying the particulars thereof in detail.

          (d) Termination Upon Death or Disability. Subject to Section 3.2, Employee's employment and the Company's obligations under this Agreement shall terminate: (i)

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automatically, effective immediately and without any notice being necessary, upon Employee's death; and (ii) in the event of the disability of Employee, by the Company giving notice of termination to Employee. For purposes of this Agreement, "disability" means the inability of Employee, due to a physical or mental impairment, for 90 days (whether or not consecutive) during any period of 360 days, to perform, with reasonable accommodation, the essential functions of the work contemplated by this Agreement. In the event of any dispute as to whether Employee is disabled, the matter shall be determined by the Company's Board of Directors in consultation with a physician selected by the Company's health or disability insurer or another physician mutually satisfactory to the Company and the Employee. The Employee shall cooperate with the efforts to make such determination or be subject to immediate discharge. Any such determination shall be conclusive and binding on the parties. Any determination of disability under this Section 3.1 is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy carried by either the Company or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy. Nothing in this subsection shall be construed as limiting or altering any of Employee's rights under State workers compensation laws or State or federal Family and Medical Leave laws.

     3.2  Rights Upon Termination.

          (a) Section 3.1(a) and 3.1(b) Termination. If Employee's employment terminates pursuant to Section 3.1(a) or 3.1(b) hereof, Employee shall have no further rights against the Company hereunder, except for the right to receive, following execution of a release and waiver in form satisfactory to the Company,
(i) any unpaid Base Salary, the value of any accrued but unused vacation, a pro-rata portion (based on the number of days of the Bonus Year prior to the effective date of termination) of any Performance Bonus that would be payable with respect to the Bonus Year in which the termination occurs and any stock options to which the Employee is entitled under the Stock Option Agreement, (ii) payment of Base Salary for the duration of the Term or the Renewal Term (as applicable) (the "Severance Period"), payable in accordance with the normal payroll practices of the Company, (iii) reimbursement of expenses to which Employee is entitled under Section 2.4 hereof, and (iv) continuation of the welfare plans of the Company as detailed in Paragraph 2.3 hereof for the duration of the Severance Period. Notwithstanding the above, in the event of a
Section 3.1(a) or (b) Termination during the Initial Term hereof, Employee shall be entitled to the payments described in this Section for a Severance Period of a minimum of 12 months.

          (b) Section 3.1(c) and 3.1(d) Termination. If Employee's employment is terminated pursuant to Sections 3.1(c) or 3.1(d) hereof, or if Employee quits employment (other than for Good Reason) notwithstanding the terms of this Agreement, Employee or Employee's estate shall have no further rights against the Company hereunder, except for the right to receive, following execution of a release and waiver in form satisfactory to the Company, (i) any unpaid Base Salary and in the case of 3.1(d) hereof, the value of any accrued but unused vacation, a pro-rata portion (based on the number of days of the Bonus Year prior to the effective date of termination) of any Performance Bonus that would be payable with respect to the Bonus Year in which the termination occurs, and any stock options to which the Employee is entitled under the

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Stock Option Agreement, and (ii) reimbursement of expenses to which Employee is entitled under Section 2.4 hereof.

                                   ARTICLE IV

                CONFIDENTIALITY; NONCOMPETITION; NONSOLICITATION

     4.1 Covenants Regarding Confidential Information, Trade Secrets and Other Matters. Employee covenants and agrees as follows:

          (a) Definitions. For purposes of this Agreement, the following terms are defined as follows:

               (1) "Trade Secret" means all information possessed by or developed for the Company or any of its subsidiaries, including, without limitation, a compilation, program, device, method, system, technique or process, to which all of the following apply: (i) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

               (2) "Confidential Information" means information, to the extent it is not a Trade Secret, which is possessed by or developed for the Company or any of its subsidiaries and which relates to the Company's or any of its subsidiaries' existing or potential business or technology, which information is generally not known to the public and which information the Company or any of its subsidiaries seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, for example: business plans, strategies, existing or proposed bids, costs, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans, negotiation strategies, training information and materials, information generated for client engagements and information stored or developed for use in or with computers. Confidential Information also includes information received by the Company or any of its subsidiaries from others which the Company or any of its subsidiaries has an obligation to treat as confidential.

          (b) Nondisclosure of Confidential Information. Except as required in the conduct of the Company's or any of its subsidiaries' business or as expressly authorized in writing on behalf of the Company or any of its subsidiaries, Employee shall not use or disclose, directly or indirectly, any Confidential Information during the period of his employment with the Company. In addition, following the termination for any reason of Employee's employment with the Company, Employee shall not use or disclose, directly or indirectly, any Confidential Information. This prohibition does not apply to Confidential Information after it has become generally known in the industry in which the Company conducts its business. This prohibition also does not prohibit Employee's use of general skills and know-how acquired during and prior

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to employment by the Company, as long as such use does not involve the use or disclosure of Confidential Information or Trade Secrets.

          (c) Trade Secrets. During Employee's employment by the Company, Employee shall do what is reasonably necessary to prevent unauthorized misappropriation or disclosure and threatened misappropriation or disclosure of the Company's or any of its subsidiaries' Trade Secrets and, after termination of employment, Employee shall not use or disclose the Company's or any of its subsidiaries' Trade Secrets as long as they remain, without misappropriation, Trade Secrets.

     4.2  Noncompetition.

          (a) During Employment. During Employee's employment hereunder, Employee shall not engage, directly or indirectly, as an employee, officer, director, partner, manager, consultant, agent, owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) or in any other capacity, in any competition with the Company or any of its subsidiaries.

          (b) Subsequent to Employment. For a two year period following the termination of Employee's employment for any reason or without reason, Employee shall not in any capacity (whether in the capacity as an employee, officer, director, partner, manager, consultant, agent or owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter), directly or indirectly advise, manage, render or perform services to or for any person or entity which is engaged in a business competitive to that of the Company or any of its subsidiaries within any geographical location wherein the Company or any of its subsidiaries produces, sells or markets its goods and services at the time of such termination or within a one-year period prior to such termination.

     4.3 Nonsolicitation. For a two year period following the termination of Employee's employment for any reason or without reason, Employee shall not solicit or induce any person who was an employee of the Company or any of its subsidiaries on the date of Employee's termination or within three months prior to leave his or her employment with the Company or any of its subsidiaries.

     4.4 Return of Documents. Immediately upon termination of employment, Employee will return to the Company, and so certify in writing to the Company, all the Company's or any of its subsidiaries' papers, documents and things, including information stored for use in or with computers and software applicable to the Company's and its subsidiaries' business (and all copies thereof), which are in Employee's possession or under Employee's control, regardless whether such papers, documents or things contain Confidential Information or Trade Secrets.

     4.5 No Conflicts. To the extent that they exist, Employee will not disclose to the Company any of Employee's previous employer's confidential information or trade secrets.

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Further, Employee represents and warrants that Employee has not previously assumed any obligations inconsistent with those of this Agreement and that employment by the Company does not conflict with any prior obligations to third parties.

     4.6 Agreement on Fairness. Employee acknowledges that: (i) this Agreement has been specifically bargained between the parties and reviewed by Employee,
(ii) Employee has had an opportunity to obtain legal counsel to review this Agreement, and (iii) the covenants made by and duties imposed upon Employee hereby are fair, reasonable and minimally necessary to protect the legitimate business interests of the Company, and such covenants and duties will not place an undue burden upon Employee's livelihood in the event of termination of Employee's employment by the Company and the strict enforcement of the covenants contained herein.

     4.7 Equitable Relief and Remedies. Employee acknowledges that any breach of this Agreement will cause substantial and irreparable harm to the Company for which money damages would be an inadequate remedy. Accordingly, notwithstanding the provisions of Article V below, the Company shall in any such event be entitled to obtain injunctive and other forms of equitable relief to prevent such breach and the prevailing party shall be entitled to recover from the other, the prevailing party's costs (including, without limitation, reasonable attorneys' fees) incurred in connection with enforcing this Agreement, in addition to any other rights or remedies available at law, in equity, by statute or pursuant to Article V below.

                                    ARTICLE V

               AGREEMENT TO SUBMIT ALL EXISTING OR FUTURE DISPUTES
                             TO BINDING ARBITRATION

     The Company and Employee agree that any controversy or claim arising out of or related to this Agreement or Employee's employment with or termination by the Company that is not resolved by the parties shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Said arbitration shall be conducted in Lexington, Kentucky. The parties further agree that the arbitrator may resolve issues of contract interpretation as well as law and award damages, if any, to the extent provided by the Agreement or applicable law. The parties agree that the costs of the arbitrator's services shall be borne by the Company. The parties further agree that the arbitrator's decision will be final and binding and enforceable in any court of competent jurisdiction. In addition to the A.A.A.'s Arbitration Rules and unless otherwise agreed to by the parties, the following rules shall apply:

          (a) Each party shall be entitled to discovery exclusively by the following means: (i) requests for admission, (ii) requests for production of documents, (iii) up to 15 written interrogatories (with any subpart to be counted as a separate interrogatory), and (iv) depositions of no more than six individuals.

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          (b)  Unless the arbitrator finds that delay is reasonably justified or as otherwise agreed to by the parties, all discovery shall be completed, and the arbitration hearing shall commence within five months after the appointment of the arbitrator.

          (c) Unless the arbitrator finds that delay is reasonably justified, the hearing will be completed, and an award rendered within 30 days of commencement of the hearing.

The arbitrator's authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions or relief ordered or as found by the arbitrator. The arbitrator also shall make a determination regarding which party's legal position in any such controversy or claim is the more substantially correct (the "Prevailing Party") and the arbitrator shall require the other party to pay the legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action.

Notwithstanding the foregoing provisions of this Article V, the parties expressly agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of Article IV of this Agreement without submission of the underlying dispute to an arbitrator. Such remedy shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.

                                   ARTICLE VI

                               GENERAL PROVISIONS

     6.1 Notices. Any and all notices provided for in this Agreement shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, or (ii) when mailed to such party by registered or certified mail (return receipt requested) or sent to such party by courier, confirmed by receipt, and addressed to such party at the address designated below for such party as follows (or to such other address for such party as such party may have substituted by notice pursuant to this Section 5.1):

          (a) If to the Company:        Tempur World, Inc.
                                        1713 Jaggie Fox Way
                                        Lexington, KY 40511
                                        Attention: President

          (b) If to Employee:           H. Thomas Bryant
                                        c/o Tempur World, Inc.
                                        1713 Jaggie Fox Way
                                        Lexington, KY  40511

     6.2 Entire Agreement. This Agreement contains the entire understanding and the full and complete agreement of the parties and, effective as of the Closing Date, supersedes and

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replaces any prior understandings and agreements among the parties with respect to the subject matter hereof (including, without limitation, the Former Agreement). The Employee hereby acknowledges and agrees that (a) no amounts are owed to him under the Former Agreement, other than any accrued salary payments for the current payroll period, and (b) effective upon the Closing Date, the Former Agreement shall terminate and be of no further force or effect, and accordingly the Employee shall have no rights to terminate his employment under the Former Agreement for "Good Reason" (as defined in the Former Agreement) with respect to any "Change in Control" (as defined in the Former Agreement) relating to the transactions contemplated by the Merger Agreement.

     6.3 Amendment. This Agreement may be altered, amended or modified only in a writing, signed by both of the parties hereto. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

     6.4 Assignability. This Agreement and the rights and duties set forth herein may not be assigned by either of the parties without the express written consent of the other party. This Agreement shall be binding on and inure to the benefit of each party and such party's respective heirs, legal representatives, successors and assigns.

     6.5 Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

     6.6 Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

     6.7 Governing Law; Construction. This Agreement shall be governed by the internal laws of the State of Kentucky, without regard to any rules of construction concerning the party responsible for the drafting hereof.

     6.8. Effective Date. The terms and conditions of this Agreement shall be effective as of the Closing Date. Prior to the Closing Date, the terms and conditions of Employee's employment with the Company shall be as set forth in the Former Agreement. In the event that the Merger Agreement is terminated, this Agreement shall be null and void and of no further force and effect, and the Former Agreement shall remain in full force and effect until amended or terminated in accordance with its terms.

                  [Remainder of Page Intentionally Left Blank]

                                       10

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

                                        COMPANY:

                                        TEMPUR WORLD, INC.


                                        By: /s/ Robert B. Trussell, Jr.
                                           -------------------------------------
                                        Title: CEO


                                        EMPLOYEE:


                                        /s/ H. Thomas Bryant
                                        ----------------------------------------
                                        H. Thomas Bryant


                                        WITNESSED BY:


                                        /s/ William H. Poche
                                        ----------------------------------------


Date: 10/4/02
      ---------------------